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                                                   Filed pursuant to Rule 424(b)
                                                  Registration File No. 333-3364

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 8, 2000)

                            APEX SILVER MINES LIMITED
                             43,328 Ordinary Shares


         We are issuing 43,328 ordinary shares, par value $0.01 per share as follows:

         o 6,883 ordinary shares offered by this prospectus supplement are being issued directly to Mr. Robert Newman, Jr. at an equivalent purchase price of $14.53 per share in exchange for ongoing consulting services.

         o 11,287 ordinary shares offered by this prospectus supplement are being issued directly to Monica de Prudencio at an equivalent purchase price of $14.53 per share for the repayment of debt incurred by the Company in connection with our acquisition of the San Cristobal project.

         o 23,093 ordinary shares offered by this prospectus supplement are being issued directly to Elaine Shiramizu Graphic Design at an equivalent purchase price of $14.53 per share for certain professional design and printing services in connection with our annual reports.

         o 2,065 ordinary shares offered by this prospectus supplement are being issued directly to Roberto Sergio Bonifaz Paz at an equivalent purchase price of $14.53 per share in exchange for an option to buy a mining concession located in the Department of Potosi, Bolivia.

See "Plan of Distribution."

         Our ordinary shares are listed on the American Stock Exchange under the symbol "SIL." On June 27, 2003, the last reported sales price of the ordinary shares on the AMEX composite index was $14.53.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         Investing in our securities involves significant risks. See the Risk Factors section in the related prospectus beginning on page 4.

         The ordinary shares offered by this prospectus supplement will be issued to the purchasers for the consideration set forth in "Plan of Distribution". We will pay the expenses of the offering. See "Plan of Distribution."

            The date of this prospectus supplement is June 27, 2003.

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                                TABLE OF CONTENTS
                                                                            Page

RISK FACTORS...............................................................  S-1
USE OF PROCEEDS............................................................  S-1
PLAN OF DISTRIBUTION.......................................................  S-1



                                   Prospectus

                                                                            Page

SUMMARY....................................................................    1
RISK FACTORS...............................................................    4
FORWARD-LOOKING STATEMENTS.................................................   12
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
CHARGES AND PREFERENCE SHARE DIVIDENDS.....................................   13
USE OF PROCEEDS............................................................   13
WHERE YOU CAN FIND MORE INFORMATION........................................   14
OUR BUSINESS...............................................................   15
REPUBLIC OF BOLIVIA........................................................   16
DESCRIPTION OF THE DEBT SECURITIES.........................................   20
DESCRIPTION OF THE PREFERENCE SHARES.......................................   30
DESCRIPTION OF THE DEPOSITARY SHARES.......................................   32
DESCRIPTION OF THE ORDINARY SHARES.........................................   34
DESCRIPTION OF WARRANTS....................................................   35
DESCRIPTION OF THE ORDINARY SHARE PURCHASE RIGHTS..........................   36
PLAN OF DISTRIBUTION.......................................................   37
LEGAL MATTERS..............................................................   38
EXPERTS....................................................................   38
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................   38


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                                  RISK FACTORS

         The purchasers should consider carefully, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement or the related prospectus, the risk factors set forth in the Risk Factors section on page 4 in the related prospectus.


                                 USE OF PROCEEDS

         There will be no cash proceeds from the sale of ordinary shares in this offering. The ordinary shares offered by this prospectus supplement to Mr. Newman will be issued in exchange for ongoing consulting services. The ordinary shares offered by this prospectus supplement to Sra. de Prudencio will be issued as repayment of debt incurred by the Company in connection with its acquisition of the San Cristobal project. The ordinary shares offered by this prospectus to Elaine Shiramizu Graphic Design will be issued in exchange for certain professional printing services in connection with our annual reports. The ordinary shares offered by this prospectus supplement to Sr. Bonifaz will be issued in exchange for an option to buy a mining concession in connection with our San Cristobal project.


                              PLAN OF DISTRIBUTION

         6,883 ordinary shares offered by this prospectus supplement are being issued directly to Mr. Newman in exchange for ongoing consulting services.

         11,287 ordinary shares offered by this prospectus supplement are being issued directly to Sra. de Prudencio for the repayment of debt incurred by the Company in connection with our acquisition of the San Cristobal project.

         23,093 ordinary shares offered by this prospectus supplement are being issued directly to Elaine Shiramizu Graphic Design for certain professional design and printing services in connection with our annual reports.

         2,065 ordinary shares offered by this prospectus supplement are being issued directly to Sr. Bonifaz in exchange for an option to buy a mining concession located in the Department of Potosi, Bolivia.

         The ordinary shares offered by this prospectus supplement are expected to be listed on the American Stock Exchange, subject to official notice of issuance and listing.


                                      S-1
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         You should rely only on the information incorporated by reference or provided in this prospectus supplement or the related prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


                            APEX SILVER MINES LIMITED


                             43,328 Ordinary Shares


                              PROSPECTUS SUPPLEMENT

                                - - - - - - - - -


                                  June 27, 2003